Exhibit 99

Contact:
Jay Roberts	Sandra Taylor, Ph.D.
Chief Financial Officer	Vice President of Marketing
610.594.2700	610.594.2700
ir@daou.com	sandra.taylor@daou.com

Daou Systems, Inc. Announces First Quarter Financial Results

Streamlined Company Meets Expected Downturn with Confidence in Direction, Focus

EXTON, Pa. — (May 13, 2004) — Daou Systems, Inc. (“Daou”) (OTCBB: DAOU) today reported financial results for the first quarter 2004. For the first quarter, Daou reported a net loss available to common stockholders of $1,275,000 or ($0.06) per basic and diluted share, on net revenue of $8,838,000. This compares to net income available to common stockholders of $376,000, or $0.02 per basic share and $0.01 per diluted share, on net revenue of $11,217,000 for the first quarter of 2003.

“We expected a first quarter downturn after four profitable quarters in 2003,” said Daniel J. Malcolm, president and CEO. “Not only did we expect it, but we also took immediate steps to offset it by reducing our bench and our overhead expenses.”

Daou’s net revenue decreased 21% or $2.4 million to $8.8 million for the three months ended March 31, 2004 from $11.2 million for the three months ended March 31, 2003. The decrease was primarily due to lower professional service revenue as a result of the following factors:

•	a 51% reduction in net revenue from payer-specific application services due to declining demand and competitive pricing pressure,

•	a 21% reduction of net revenue from government and integration services due to delayed spending on numerous federal health care initiatives, and

•	a 39% reduction in net revenue due to the discontinuation of support center management services in February 2004.

The decline in net revenue was partially offset by a 7% increase in infrastructure services from the first quarter of 2003 compared to the first quarter of 2004 as a result of increased demand for these services. During the first quarter of 2004, Daou completed a large network infrastructure upgrade project that began in the third quarter of 2003.

Cost of revenue before reimbursable expenses decreased 7%, or $600,000, to $7.1 million for the three months ended March 31, 2004 from $7.7 million for the three months ended March 31, 2003. The decrease was primarily attributable to the decision to discontinue providing support center management services in February 2004, partially offset by severance expense of approximately

$100,000 related to the reduction of 14 billable staff from support center management and applications services in the first quarter of 2004. At March 31, 2004, Daou had approximately 105 billable resources, compared with approximately 167 at March 31, 2003. From time to time, Daou utilizes independent contractors to augment existing staff during periods of peak customer demand. The cost of independent contractors is included in cost of revenue, and with lower revenue, the company’s dependence on independent contractors diminishes.

Gross margin decreased to 19% for the three months ended March 31, 2004 from 31% for the three months ended March 31, 2003. During the first quarter 2004, selling, general and administrative expenses decreased 8%, or $200,000, to $2.7 million for the three months ended March 31, 2004 from $2.9 million for the three months ended March 31, 2003. Daou reduced support staff by seven employees at the end of the first quarter of 2004, resulting in severance charges of approximately $80,000.

According to Malcolm, the downturn is the anticipated result of varied market challenges, and of decisions the company has made to enhance Daou’s strategic position in the face of those challenges. “With the ongoing softness in the payer market and the decision late last year to discontinue the Daou Technology Center (DTC), we knew we were headed for some growing pains in the first part of the year,” he said. “Likewise, we are pleased to see our strategic decisions already bearing fruit. Indeed, we are confident that the continued honing of our strategic focus will enable Daou to regain the strong financial position we established in 2003, and keep us healthily pursuing the growth we want our company to achieve.”

According to Malcolm, three key factors contributed to the quarter’s results. “First, we took decisive steps last year to exit non-core service lines as we evolve from a support services company to a strategic solutions provider,” he said. “The closing of the Indianapolis-based DTC, which provided outsourced support center management services to two regional hospitals, was the first tactical move to refocus on fundamentals. It was a difficult decision, but the DTC no longer fit the strategic vision of our company.”

Malcolm said continued softening in the payer market also had a significant impact on first quarter results. “Our application services business in the payer market has declined by 51% for the first quarter 2004 as compared to first quarter 2003 because of severe market pressure on the primary customers of that business – mid-tier managed care organizations – to reduce costs, particularly administrative costs,” Malcolm said. “In addition, most of the enterprise claims systems that contributed to nearly a decade of growth in our application services practice have now been fully implemented. The market reached the saturation point about midway through last year; the companies that successfully sold enterprise systems to that market are also feeling the pain. We are meeting the challenge by transitioning our payer practice from an implementation focus to one that offers business process alignment and additional post-implementation services. It’s an offer of significant value to payers, yet we fully expect their cautious investment in it, given current economic conditions.”

A third factor impacting first quarter was a slowdown in investment in government healthcare. “The Department of Defense has been focused on funding the war effort, not on domestic IT improvements,” Malcolm said. “Secondarily, the Fiscal Year 2004 Omnibus Appropriations Bill, which funds Veterans Affairs, another major government client for Daou, was not approved until late January of this year, delaying the VA’s investment in new IT programs.”

Malcolm said two key areas of strong performance during the quarter have underscored management’s optimism and view that the company is on the right strategic track. “Our infrastructure services in the provider sector, primarily in mobile health engagements, continued at a satisfying pace,” Malcolm said. “And we saw significant activity in our advanced technology practice, particularly in web services in the provider sector. 2003 was the year we rolled out the enabling power of our advanced technologies solutions-based initiatives, and the momentum we are gaining in this area is solid assurance that our company’s direction is strategically sound.”

Nevertheless, he cautioned that it will take time to see revenue from the company’s new branded service lines, the R.A.P.I.D.™ IT Solutions in mobile health, web services, integration and business process alignment. “We launched these in January 2004, and they will need time to take hold,” Malcolm said. “While we want to remain cautious about the second quarter, we are optimistic that we’ll see continued improvement in the second half of the year as the market engages with our updated offerings, and as we undertake new initiatives.”

In light of the current challenges, Malcolm said he is focusing on intensive work with the Board of Directors. “We are evaluating many strategic alternatives that will keep us strong in the face of a fluctuating market,” Malcolm said. “As the work continues, it is increasingly clear that we have to reinvest in our base business model and our financial platform. We are in advanced discussions with the holders of our preferred stock, Galen Partners, regarding undertaking a transaction that will eliminate their preferred stock position. We hope to announce an agreement soon that will enhance the strategic direction of the company.”

About Daou

Daou Systems, Inc. (OTCBB: DAOU) provides expert consulting and management services to healthcare organizations in the design, deployment and support of IT infrastructure and application systems. Daou offers a range of comprehensive services, from mobile health and web services strategies to application implementation and support; from government and commercial integration services to best practices in help desk, break/fix and desktop support. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks and some of the nation’s largest government healthcare entities. Daou Systems, Inc. is a publicly traded company listed on the OTC Bulletin Board under the stock symbol DAOU.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Daou Systems, Inc. You should not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the word “estimate,” “anticipate,” “hope”, “believe,” “think”, “expect,” “intend”, “plan” or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, you should carefully review various risks and uncertainties identified in this report, including the matters set forth under the captions “Risk Factors” and in Daou’s other SEC filings, including those more fully set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of Daou’s Form 10-K for the year ended December 31, 2003 on file with the SEC. These risks and uncertainties could cause Daou’s actual results to differ materially from those indicated in the forward-looking statements. We do not undertake any obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Daou Systems, Inc.

Statements of Operations

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue before reimbursements (net revenue)	$8,838	$11,217
Out-of-pocket reimbursements	709	930

Total revenue	9,547	12,147

Cost of revenue before reimbursable expenses	7,122	7,695
Out-of-pocket reimbursable expenses	709	930

Total cost of revenue	7,831	8,625

Gross profit	1,716	3,522

Operating expenses:
Sales and marketing	1,157	1,085
General and administrative	1,513	1,815

	2,670	2,900

(Loss) income from operations	(954)	622
Other income, net	43	52

(Loss) income before income taxes	(911)	674

(Benefit) provision for income taxes	—	—

Net (loss) income	(911)	674
Accrued dividends on preferred stock	(364)	(298)

Net (loss) income available to common stockholders	$(1,275)	$376

(Loss) earnings per share:
Basic	$(0.06)	$0.02

Diluted	$(0.06)	$0.01

Shares used in computing (loss) earnings per share:
Basic	21,337	20,558

Diluted	21,337	25,907

Daou Systems, Inc

Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$11,942	$13,045
Short-term investments	109	102
Accounts receivable, net	6,712	8,226
Contract work in progress	119	1,457
Other current assets	467	640

Total current assets	19,349	23,470

Equipment, furniture and fixtures, net	1,125	1,144
Other assets	529	614

	$21,003	$25,228

Current liabilities:
Accounts payable and accrued expenses	$2,179	$2,171
Accrued salaries and wages	1,878	4,063
Deferred revenue	298	1,426

Total current liabilities	4,355	7,660

Long-term liabilities	499	523

Stockholders’ equity	16,149	17,045

	$21,003	$25,228

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